Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Energy, Inc.
877-280-2857
215-553-8455 (fax)

ATLAS ENERGY, INC. ANNOUNCES CLOSING OF $1.7 BILLION MARCELLUS

SHALE JOINT VENTURE WITH RELIANCE INDUSTRIES

Pittsburgh, PA — April 21, 2010 - Atlas Energy, Inc. (NASDAQ: ATLS) (“Atlas” or “the Company”) announces today that it closed its joint venture transaction with a wholly owned affiliate of Reliance Industries Limited (“Reliance”), the largest private sector company in India and a global energy leader, in which Atlas transferred an interest in its Marcellus Shale position equal to 120,000 net acres in a transaction valued at $1.7 billion. The joint venture is effective immediately.

Reliance paid approximately $340 million in cash at closing and an additional $1.36 billion will be paid in the form of a drilling carry. Atlas will serve as the development operator for the joint venture. Pursuant to the agreement, Reliance has acquired a 40% undivided interest in approximately 300,000 net acres (120,000 net to Reliance) of undeveloped leasehold held by Atlas, and Atlas will retain a 60% undivided interest in the acreage. In addition to funding its own 40% of drilling obligations, Reliance has agreed to fund 75% of Atlas’ respective portion of drilling and completion costs until the $1.36 billion drilling carry is fully utilized. Atlas has 5-1/2 years to utilize the drilling carry, subject to a two-year extension under certain conditions. Atlas and Reliance have agreed upon a five-year development plan that calls for the drilling of 45 horizontal Marcellus Shale wells for the joint venture during the remainder of 2010, increasing to 108 wells in 2011, 178 wells in 2012, and 300 wells in 2013 and 2014.

Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy, noted, “We are pleased to close this transaction with Reliance and to move forward on our joint development plan for the Marcellus Shale. This joint venture will substantially increase our value through increased production, reduced operating costs and an improved capital structure.”

Jefferies & Company, Inc. acted as lead financial advisor and J.P. Morgan Securities, Inc. acted as financial advisor to Atlas Energy on the joint venture transaction. Jones Day, Ledgewood and Wachtell, Lipton, Rosen & Katz acted as legal counsel to Atlas Energy.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachia and Michigan Basins and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy, Inc.

is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. (NYSE: APL) and a 64% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), a limited partnership which owns the general partner interest of APL. Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region in Oklahoma and Texas, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 10,300 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with The Williams Companies in Laurel Mountain Midstream, LLC. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy, Inc. cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; the Company’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date hereof, and the Company assumes no obligation to update such statements, except as may be required by applicable law.